Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-143483 and No. 333-147735) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156341 and No. 333-156338) on Form S-8 of Smart Balance, Inc. and Subsidiaries of our report dated March 6, 2012, with respect to the consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011 which report appears in the December 31, 2011 annual report on Form 10-K of Smart Balance, Inc. We also consent to the reference to our firm under the caption “Experts” in these registration statements.

Ehrhardt Keefe Steiner & Hottman PC

March 6, 2012
Denver, Colorado